Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214-871-8787

TUESDAY MORNING CORPORATION
ANNOUNCES FIRST QUARTER 2007 SALES

DALLAS, TX – April 12, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) today reported net sales for the first quarter ended March 31, 2007 were $189.2 million compared to $187.8 million in the first quarter 2006.  Comparable store sales decreased 5.4% for the first quarter ended March 31, 2007.

Based on the first quarter sales results, the Company currently expects diluted earnings per share for the first quarter to be in the range of $0.02 to $0.03.  Diluted earnings per share last year were $0.16 for the first quarter of 2006.

“Our results for the first quarter generated positive operating income despite the challenging environment that continues to persist in the home furnishings sector,” stated Kathleen Mason, President and Chief Executive Officer.

Tuesday Morning Corporation management will review first quarter financial results in a teleconference call on May 1, 2007 at 10:00 a.m. Eastern Time. The Company will release first quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 795 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “can,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

# # #